Exhibit 10.18

OFFICE LEASE

350 EAST PLUMERIA DRIVE,

SAN JOSE, CALIFORNIA

Between

BRE/PLUMERIA, LLC,

a Delaware limited liability company,

as Landlord,

and

NETGEAR, INC.,

a Delaware corporation,

as Tenant.

(i)

EXHIBITS

A	SITE PLAN OF PROJECT
B	TENANT WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF TENANT’S ESTOPPEL CERTIFICATE
F	FORM OF RECOGNITION OF COVENANTS, CONDITIONS AND RESTRICTIONS
G	FORM OF ENVIRONMENTAL QUESTIONNAIRE

(ii)

INDEX

Page(s)
Additional Insured Parties	20
Additional Rent	3
Alterations	15
Anticipated Commencement Date	vi
Anti-Terrorism Law	52
Applicable Requirements	11
Base Building	1
Base Rent	3
Brokers	55
Building	1
Building Structure	15
Building Systems	13
CC&Rs	12
Change in Control	29
Claims	19
Common Areas	2
Comparable Transactions	58
Contemplated Effective Date	25
Contemplated Transfer Space	25
Contemplated Transfer Term	25
Current CC&Rs	12
Direct Expenses	3
Estimate	10
Estimate Statement	10
Estimated Direct Expenses	10
Executive Order No. 13224	52
Expense Year	4
Extension Option	58
Extension Options	58
Force Majeure	50
Future CC&Rs	12
HVAC	13
Included Capital Items	5
Interest Rate	45
JAMS	54
Landlord	vi
Landlord Parties	18
Landlord Repair Notice	22
Landlord's Broker	viii
Landlord's Repair Obligations	14
Lease	vi

(iii)

Page(s)
Lease Commencement Date	2
Lease Expiration Date	2
Lease Term	2
Lines	57
Mail	50
Management Fee	3
Market Rate	58
Net Worth	30
Nine Month Period	28
Notices	50
Operating Expenses	4
Option Rent	58
Option Term	58
Option Terms	58
Original Improvements	20
Original Tenant	39, 61
Other Improvements	57
Outside Agreement Date	59
Permitted Transfer	29
Permitted Transferee	30
Permitted Transferees	30
Premises	1
Prohibited Person	52
Proposition 13	8
Recapture Notice	28
Recoverable Expenses	27
Remedial Work	41
Renovations	56
Security Deposit	38
Security Holder	33
Specialty Systems	13
Statement	9
Summary	vi
Taking	24
Tax Expenses	8
Tenant	vi
Tenant Parties	19
Tenant Work Letter	1
Tenant’s Broker	viii
Tenant’s Construction Representative	23
Tenant’s Repair Obligations	13
Tenant’s Share	9
Tenant’s Signage Rights	39

(iv)

Page(s)
Transfer Notice	25
Transfer Premium	27
Transferee	25
Transferor	25
Underlying Documents	5
USA Patriot Act	52

(v)

350 EAST PLUMERIA DRIVE,

SAN JOSE, CALIFORNIA

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between BRE/PLUMERIA, LLC, a Delaware limited liability company (“Landlord”), and NETGEAR, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date:	September 25, 2007

2. Premises/Building (Article 1):	Approximately 142,700 rentable square feet of space, comprising the entirety of the building located at 350 East Plumeria Drive, San Jose, California, as further set forth in Exhibit A to this Lease

3. Lease Term (Article 2):

3.1 Length of Term:	Ten (10) years commencing on the Lease Commencement Date and expiring on the Lease Expiration Date, subject to Tenant's option to extend as provided in Section 31.1

3.2 Lease Commencement Date:	The earlier to occur of (a) April 1, 2008 (the “Anticipated Commencement Date”) (but see Section 5.7 of the Tenant Work Letter attached hereto as Exhibit B), or (b) the date that Tenant commences business operations in any portion of the Premises

3.3 Base Rent Commencement Date:	Nine (9) months following the Lease Commencement Date

3.4 Lease Expiration Date:	The day immediately preceding the tenth (10th) anniversary of the Lease Commencement Date

(vi)

4. Base Rent (Article 3):

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
Lease Commencement Date - Base Rent Commencement Date	$0.00	$0.00	$0.00

Base Rent Commencement Date - 12th full calendar month of the Lease Term	$2,568,600.00	$214,050.00	$1.50

13th - 24th full calendar months of the Lease Term	$2,654,220.00	$221,185.00	$1.55

25th - 36th full calendar months of the Lease Term	$2,739,840.00	$228,320.00	$1.60

37th - 48th full calendar months of the Lease Term	$2,825,460.00	$235,455.00	$1.65

49th - 60th full calendar months of the Lease Term	$2,911,080.00	$242,590.00	$1.70

61st - 72nd full calendar months of the Lease Term	$2,996,700.00	$249,725.00	$1.75

73rd - 84th full calendar months of the Lease Term	$3,082,320.00	$256,860.00	$1.80

85th - 96th full calendar months of the Lease Term	$3,167,940.00	$263,995.00	$1.85

97th - 108th full calendar months of the Lease Term	$3,253,560.00	$271,130.00	$1.90

109th full calendar month of the Lease Term - Lease Expiration Date	$3,339,180.00	$278,265.00	$1.95

5. Reserved

6. Tenant's Share (Article 4):	100%

(vii)

7. Permitted Use (Article 5):	General office, research and development, sales, marketing, training and other uses incidental thereto that are consistent with a “Class A” office/R&D building and in conformity with municipal zoning requirements of the City of San Jose and other Applicable Requirements (as defined in Section 5.2 below)

8. Security Deposit (Article 22):	$278,265.00

Prepaid Base Rent (Article 3):	$214,050.00

Prepaid Additional Rent (Article 3):	$46,106.37

9. Parking Ratio (Article 29):	Three and seven-tenths (3.7) parking spaces for every 1,000 rentable square feet of the Premises

10. Address of Tenant (Section 30.18):	350 East Plumeria Drive San Jose, California 95134 Attention: Lease Administration

11. Address of Landlord (Section 30.18):	See Section 30.18 of the Lease

12. Rent Payment Address (Article 3):	BRE/PLUMERIA, LLC 1810 Gateway Drive, Suite 150 San Mateo, CA 94404 Attn: Accounting

13. Broker(s) (Section 30.24):	Cornish & Carey Commercial (“Landlord’s Broker”) and NAI BT Commercial (“Tenant’s Broker”)

14. Tenant Improvements:	See Exhibit B

(viii)

ARTICLE 1

PREMISES, BUILDING, PROJECT AND EXTERIOR AREAS

1.1 Premises and Exterior Areas.

1.1.1 The Premises.

(a) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises” and sometimes also herein referred to as the “Building”). The outline of the Project is set forth in Exhibit A attached hereto. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Premises shall be as set forth in Section 2.2 of the Summary and that the same shall not be subject to re-measurement or modification. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and each party covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Exterior Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the access ways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below.

(b) Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (“Tenant Work Letter”), (i) Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and (ii) Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except that, on the Lease Commencement Date, the Base Building (as defined below) shall be in good condition and repair (except to the extent repairs are necessitated by the acts or omissions of Tenant or any Tenant Parties, as defined in Section 10.1.2 below). If it is determined that the Base Building (or any portion thereof) were not in good condition and repair as of the Lease Commencement Date (for reasons other than the acts or omissions of Tenant or any Tenant Parties), Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord, at no cost to Tenant, shall perform such work or take such other action as may be necessary to place the same in good condition and repair; provided, however, that if Tenant does not give Landlord written notice of any deficiency in the Base Building within ninety (90) days following the Lease Commencement Date, correction of such deficiency shall be the obligation of Landlord or Tenant, as the case may be, pursuant to the terms and conditions set forth in Article 7 below. Subject to the foregoing, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises were at such time in good and sanitary order, condition and repair. As used in this Lease, the “Base Building” means the base building systems, components and equipment serving the Premises, including, but not limited to, the

HVAC, electrical and plumbing systems, the structural integrity of the Building, including the roof structure, and the roof membrane.

1.1.2 Exterior Areas. Tenant shall have the right to use the exterior areas owned by Landlord that surround the Building (which are improved with landscaping, parking areas and other improvements), as shown on Exhibit A, subject to the rules and regulations referred to in Article 5 of this Lease and the Underlying Documents (such areas are, collectively, referred to herein as the “Exterior Areas”). Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Exterior Areas; provided such changes do not materially adversely affect or materially interfere with Tenant’s access to or use and enjoyment of the Premises. The Building and the Exterior Areas are referred to herein as the “Project.”

ARTICLE 2

LEASE TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Lease Term.

2.2 Early Occupancy Period. Prior to the Lease Commencement Date (the “Early Access Period”), Tenant shall be permitted to enter the Premises for the sole purpose of planning for and constructing the Tenant Improvements, provided that (a) prior to Tenant’s entry in the Premises, Tenant shall furnish to Landlord certificates of insurance satisfactory to Landlord evidencing Tenant’s compliance with the requirements of Section 10.3 below; and (b) Tenant’s work during the Early Access Period shall comply with the requirements of the Tenant Work Letter. Tenant’s occupancy of the Premises during the Early Access Period shall be subject to all of the terms, covenants and conditions of this Lease, including Tenant’s indemnity obligations set forth in Section 10.1 below, except that Landlord agrees that Tenant’s obligation to pay Base Rent and “Tenant’s Share” of the annual “Direct Expenses”, as those terms are defined in Section 4.2.5 and Section 4.2.1, below, respectively, shall be waived. Tenant shall, however, pay the cost of all utilities and other services provided to the Premises prior to the Lease Commencement Date that are required by reason of Tenant’s early occupancy. Landlord shall use commercially reasonable efforts to cause the Base Building Work to be completed no later than the Lease Commencement Date set forth in Section 3.2 of the Summary.

ARTICLE 3

BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the Rent Payment Address specified in Section 12 of the Summary, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise expressly provided in this Lease; provided, however, that upon Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay to Landlord the Prepaid Base Rent set forth in Section 7 of the Summary, which amount shall be applied to the first monthly installment of Base Rent payable by Tenant pursuant to this Lease (i.e., beginning on the Base Rent Commencement Date). If any Rent payment date (including the Base Rent Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term on the basis of the actual number of days in the applicable month. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses”, as those terms are defined in Section 4.2.5 and Section 4.2.1, below, respectively. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term or any earlier termination of this Lease.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Direct Expenses” shall mean the sum total of (a) “Operating Expenses”, (b) “Tax Expenses”, and (c) a management fee (the “Management Fee”) equal to three percent (3%) of the sum of Base Rent, Operating Expenses and Taxes for the applicable Expense Year.

4.2.2 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time, but only once during any one calendar year, to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.3 “Operating Expenses” shall mean all expenses, costs and amounts which Landlord pays or accrues during, and are properly allocable to, any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord, and any commercially reasonable deductibles paid under policies of any such insurance (not to exceed $50,000.00 per occurrence, unless the same are expended on an “Included Capital Item”, as defined below, in which event the last sentence of this Section 4.2.3 shall apply); (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in, and reasonably allocable to, the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in, and reasonably allocable to, the maintenance, operation and repair of the Project, or any portion thereof; (xiii) except for costs and expenses which are the sole responsibility of Tenant pursuant to Section 7.2 below, all costs paid or incurred by Landlord to perform Landlord’s Repair Obligations (as defined in pursuant to Section 7.2.1 below); and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.4, below, and which are not imposed as a consequence of any negligence or willful misconduct of Landlord or Landlord’s agent; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property (collectively, and including, without limitation, any CC&Rs, as defined below, the “Underlying Documents”). Any Operating Expenses that constitute capital expenditures (collectively, “Included Capital Items”) shall be amortized by Landlord (including interest at 9% on the amortized cost) over the estimated useful life of the item, as reasonably determined by Landlord, and such amortized costs shall be included in Operating Expenses only for that portion of the useful life of the Included Capital Item which falls within the Lease Term, unless the cost of the Included Capital Item is less than Ten Thousand Dollars ($10,000), in which case it shall be expensed in the year in which it was incurred.

Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including legal fees, space planners’ fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or the original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for other tenants or other occupants of the Project;

(b) except as set forth in item (xii) above and except with regard to Included Capital Items, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, and expense reserves;

(c) costs for which Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, costs for and electric power costs for which any tenant directly contracts with the local public service company; provided, however, that, if Landlord fails to carry the insurance required to be carried by Landlord pursuant to Section 10.5 below, then Operating Expenses shall also exclude any costs for which Landlord would have been reimbursed by insurance had Landlord carried such required insurance;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, legal and accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include, but are not limited to, costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees or between Landlord and Project management or between Landlord and other tenants or occupants;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project;

(g) amounts paid as ground rental for the Project by the Landlord;

(h) exclusive of the Management Fee, overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(j) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(k) costs arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(l) all items and services for which Tenant or any other tenant in the Project reimburses Landlord (other than through the payment of a proportionate share of Operating Expenses) or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement; provided however, that if any tenant in the Project contracts directly for services for which Tenant pays Landlord pursuant to this Section, the total costs of such services for the Project shall be “grossed up” to reflect what those costs would have been had such tenants not directly contracted for such services;

(m) the cost of any non-standard service provided to any other tenant of the Project that is not also available to Tenant;

(n) costs of capital repairs and replacements of the Building Structure (as defined in Section 7.2.2 below); provided, however, that if any such repairs or replacements are necessitated by the act or omission of Tenant or any Tenant Parties, then, as provided in Section 7.2.3 below, such repairs or replacements shall be performed by Landlord at Tenant’s sole expense;

(o) costs of capital repairs, replacements and improvements to the Exterior Areas that are required by Applicable Requirements in effect as of the date of this Lease (as such Applicable Requirements are applied and interpreted by the applicable governmental authorities as of the date of this Lease), without regard to Tenant’s proposed construction of any of the Tenant Improvements or the installation of any of Tenant’s furniture, fixtures, equipment or property, or to Tenant’s particular use of the Premises or the particular manner in which it conducts (or proposes to conduct) its business therein;

(p) costs of clean-up, containment, restoration, removal or remediation of Hazardous Substances or related costs where the Hazardous Substances were not brought into the Project by Tenant or its agents (pursuant to which the provisions of Section 25.2 below shall apply); provided, however, that costs incurred in the cleanup or remediation of minor amounts of Hazardous Substances and customarily found in parking facilities may be included as Operating Costs;

(q) costs to correct any construction latent defect in the Base Building Work as of the Lease Commencement Date;

(r) increases in insurance costs caused by the activities of any other occupant of the Project;

(s) costs, including fines, penalties and interest, directly incurred due to violation by Landlord of the terms and conditions of this Lease or any Applicable Requirements;

(t) marketing, advertising and promotional expenditures;

(u) charitable and political contributions by Landlord;

(v) entertainment expenses of Landlord;

(w) cost of leasing, purchasing or installing tenant improvements, furniture, fixtures, and equipment and operating costs of any eating facility, exercise rooms, day care center or other specialty service, if any;

(x) bad debt loss and reserves for capital or operating costs, bad debts or Rent loss; and

(y) costs of capital improvements (as opposed to repairs or replacements of a capital nature), unless such improvements (i) are reasonably intended to reduce Operating Expenses (but then, such costs shall be included in Operating Expenses only to the extent of the cost savings achieved in the applicable Expense Year as a result thereof), or (ii) are required to keep the Project in compliance with Applicable Requirements applicable from time to time, provided that, in the case of capital improvements made pursuant to clause (ii), such improvements are not otherwise excluded from Operating Expenses pursuant to this Lease, including pursuant to Section 4.2.3(o) above.

If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.4 Taxes.

4.2.4.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property owned or leased by Landlord and used in connection with, and reasonably allocable to, the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.4.2 Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments, or the Project’s contribution towards a governmental or private cost-sharing agreement, for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.4.3 Any reasonable costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) actually incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to gross rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, and (iv) any tax or assessment expense (a) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest possible term, provided that such tax or assessment is permitted to be paid in installments over a period of time, without penalty, or (b) imposed on land or improvements other than the Building or the Project.

4.2.5 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Intentionally Omitted.

4.4 Calculation and Payment of Additional Rent. Beginning on the Lease Commencement Date, Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to Tenant’s Share of Direct Expenses; provided, however, that (a) upon Tenant’s execution and delivery of this Lease to Landlord, Tenant shall pay to Landlord the Prepaid Additional Rent set forth in Section 7 of the Summary, which amount shall be applied to the first monthly installment of Tenant’s Share of Direct Expenses payable by Tenant pursuant to this Lease (i.e., beginning on the Lease Commencement Date); and (b) if the Lease Expiration Date occurs on a day other than the last day of an Expense Year, Tenant’s Share of Direct Expenses during such Expense Year shall be prorated on the basis that the number of days from the commencement of such Expense Year to and including the Lease Expiration Date bears to three hundred sixty-five (365).

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant within one hundred twenty (120) days following the end of each Expense Year (or as soon thereafter as is reasonably practicable), a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due (but no sooner than thirty (30) days after Tenant’/s receipt of such Statement), the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of

Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall, within thirty (30) days, pay to Landlord Tenant’s Share of Direct Expenses, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration of the Lease Term or any earlier termination of this Lease.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth ( 1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.6 Books and Records. Landlord shall maintain books and records reflecting the Operating Expenses and Tax Expenses for the Lease Term in accordance with sound accounting and management practices. Tenant and a certified public accountant employed by a certified public accounting firm reasonably acceptable to Landlord and working on a non-contingency fee basis shall have the right to inspect Landlord’s records at Landlord’s applicable local office or other location designated by Landlord upon at least seventy-two (72) hours’ prior notice during normal business hours during the one hundred eighty (180) days following Landlord’s delivery of the Statement to Tenant. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project (and in connection with the foregoing, prior to exercising its rights hereunder, Tenant and its agents shall sign a confidentiality agreement acceptable to Landlord). Unless Tenant sends to Landlord any written exception to a Statement within said one hundred eighty (180) day period, such Statement shall, subject to the last sentence of this Section and except in the event of fraud, be deemed final and accepted by Tenant and Tenant waives any other rights pursuant to applicable law to inspect Landlord’s books and records and/or to contest the amount of Operating Expenses and/or Tax Expenses due hereunder. Tenant shall pay the amount shown on any Statement in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause an independent certified public accountant to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Expenses and Tax Expenses overstated the amounts thereof, in the aggregate, by more than five percent (5%), in which case (a) Landlord shall bear the cost of such certification, and (b) Tenant shall also have the right, within thirty (30) days of such resolution, and only with respect to the particular item or items of Operating Expenses or Taxes for which Tenant was found to have been overcharged by more than 5%, to audit Landlord’s books and records for the immediately preceding Expense Year, notwithstanding the period to elect such audit has passed. The provisions of this Section 4.6 shall survive the expiration or earlier termination of this Lease.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any Environmental Laws (as defined in Section 25.2.7 below) or any Underlying Documents (collectively, “Applicable Requirements”). A violation of the Rules and Regulations by Tenant shall be deemed a default under this Article 5. Tenant shall not do or permit anything to be done in or about the Premises which will in any material way damage the reputation of the Project or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant’s rights and obligations under the Lease and Tenant’s use of the Premises shall be subject and subordinate to, all Underlying Documents now or hereafter affecting the Project.

5.3 CC&Rs. Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project (the “Current CC&Rs”). Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions and/or amendments to the Current CC&Rs (in any such event, the “Future CC&Rs”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to the Current CC&Rs and such Future CC&Rs (collectively, the “CC&Rs”), provided such Future CC&Rs do not materially and adversely affect Tenant’s permitted use of the Premises or access to the Premises. Landlord shall have the right to require Tenant to execute and acknowledge, within ten (10) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.

ARTICLE 6

SERVICES AND UTILITIES

Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant on or about the Premises during the Term, including, without limitation, (a) meter, use and/or connection fees, hook-up fees, or standby fees, and (b) penalties for discontinued or interrupted service. At no time shall use of electricity in the Premises exceed the capacity of existing feeders and risers to or wiring in the Premises. Any interruption or cessation of utilities (each, a “Service Interruption”) resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Notwithstanding the foregoing, if the Premises, or a material portion thereof, is made untenantable or inaccessible for more than three (3) consecutive business days after written notice from Tenant to Landlord as a result of a Service Interruption, then to the extent that Service Interruption is caused by the negligence or willful misconduct of Landlord or any Landlord Parties, Tenant, as its sole remedy, shall be entitled to receive an abatement of Monthly Rent (defined below) payable hereunder during the period beginning on the fourth (4th) consecutive business day of such Service Interruption and ending on the day the service is restored. If a Service Interruption renders less than the entire Premises untenantable or inaccessible, the amount of Monthly Rent abated shall be prorated in proportion to the percentage of the rentable square footage of the Premises that is rendered untenantable or inaccessible. As used herein, “Monthly Rent” means Base Rent and monthly payments of Additional Rent for Direct Expenses.

ARTICLE 7

REPAIRS

7.1 Tenant’s Obligations.

7.1.1 Except to the extent expressly Landlord’s obligation under Section 7.1.2 or Section 7.2 below, Tenant shall, throughout the Term at its sole cost and expense, (a) keep and maintain the Premises in good order and condition, and repair and replace every part thereof (“Tenant’s Repair Obligations”), including, without limitation, the following: (1) glass, windows, window frames, window casements (including the repairing, resealing, cleaning and replacing of both interior and exterior windows) and skylights; (2) interior and exterior doors, door frames and door closers; (3) interior lighting (including, without limitation, light bulbs and ballasts); (4) the heating, ventilating and air conditioning (“HVAC”) systems and equipment, the plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety systems and equipment and other mechanical, electrical and communications systems and equipment located in, upon or about the Premises (collectively, the “Building Systems”), including, without limitation, (i) any specialty or supplemental Building Systems installed by or for Tenant (“Specialty Systems”) and (ii) all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises; (5) all of Tenant’s security systems in or about or serving the Premises; (6) Tenant’s signage; and (7) interior demising walls and partitions (including painting and wall coverings), equipment, floor coverings, and any roll-up doors, ramps and dock equipment, (b) furnish all expendables, including light bulbs, paper goods and soaps, used in the Premises, and (c) to the extent that Landlord notifies Tenant in writing of its intention to no longer arrange for such monitoring, cause the fire alarm systems serving the Premises to be monitored by a monitoring or protective services firm approved by Landlord in writing.

7.1.2 Notwithstanding the provisions of Section 7.1.1 above to the contrary, if, at any time during the Lease Term, any capital repairs or replacements (as determined in accordance with generally accepted accounting principles) are required to be made to the Building Systems (excluding any Specialty Systems and any other equipment or facilities relating to the particular use of the Premises by Tenant or any Tenant Parties), the cost of which shall exceed Twenty-Five Thousand Dollars ($25,000.00), then, unless such repairs or replacements are required by the act or omission of Tenant or any Tenant Parties, including, without limitation, any failure to maintain the HVAC systems and equipment as required by Section 7.1.3 below, or any Alterations to the Premises made by or on behalf of Tenant, (a) Landlord shall perform such repairs or replacements, (b) Tenant shall pay the first Twenty-Five Thousand Dollars ($25,000.00) of costs relating thereto, and (c) the remainder of such costs shall be included as an Operating Expense hereunder as an “Included Capital Item”. In addition, Landlord shall, within thirty (30) days after receipt of an invoice therefor, reimburse Tenant for the cost of any repairs or replacements made by Tenant pursuant to Section 7.1.1 above to the extent such repairs or replacements are necessitated by the negligence or willful misconduct of Landlord or any Landlord Parties (unless such repairs or replacements are covered by the insurance Tenant is required to carry hereunder, in which event Landlord shall pay such portion

[i.e., the portion of the repairs or replacements attributable to the negligence or willful misconduct of Landlord or any Landlord Parties] of any commercially reasonable deductible in connection therewith).

7.1.3 Tenant shall also be responsible for all pest control within the Premises, and for all trash removal and disposal from the Premises. With respect to any HVAC systems and equipment exclusively serving the Premises, Tenant shall obtain HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations, which shall be subject to the reasonable prior written approval of Landlord and paid for by Tenant, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking of sheet metal, and recaulking of jacks and vents on an annual basis. Tenant shall have the benefit of all warranties available to Landlord regarding the HVAC systems and equipment.

7.1.4 Tenant’s repair, maintenance and replacement obligations shall be performed under the supervision and subject to the prior approval of Landlord (which approval shall not be unreasonably withheld or delayed), and within any reasonable period of time specified by Landlord; provided, however, that (a) with respect to the Building Systems serving the Premises, Landlord may elect to perform all or some of the foregoing maintenance, repairs and replacement itself (including obtaining HVAC systems preventive maintenance contracts), at Tenant’s reasonable expense (without mark-up by Landlord), and (b) if Tenant fails to perform Tenant’s Repair Obligations, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a reasonable percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements, within thirty (30) days after receipt of an invoice therefor.

7.2 Landlord’s Obligations.

7.2.1 Subject to the provisions of Article 11 and Article 13 hereof, Landlord shall maintain, repair and replace the following items (“Landlord’s Repair Obligations”): (a) the non-structural portions of the roof of the Building, including the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings, in which event Tenant shall pay all costs resulting from the presence of such additional equipment); (b) any Building Systems serving the Project, or portions thereof, for which Tenant is not responsible pursuant to Section 7.1 above; and (c) the parking areas of the Project, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and lighting systems in the Exterior Areas. Landlord’s Repair Obligations also includes the routine repair and maintenance of the load bearing and exterior walls of the Building, including, without limitation, any painting, sealing, patching and waterproofing of such walls. Further, in performing all repairs and maintenance hereunder, Landlord shall use commercially reasonable efforts to minimize any unreasonable disruption to Tenant (but Landlord shall not be required to incur any additional cost or expenses in connection therewith) and Landlord shall, subject to the provisions of Article 28 below, follow Tenant’s commercially reasonable security requirements in connection with any entry by Landlord into the Premises.

7.2.2 Subject to the provisions of Article 11 and Article 13 hereof, Landlord, at its own cost and expense, agrees to repair and maintain the following (the “Building Structure”): structural portions of the roof (specifically excluding the roof coverings), the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls).

7.2.3 Notwithstanding any provision in Section 7.2.1 or Section 7.2.2 to the contrary, any damage to the portions of the Project that Landlord is required to repair under Section 7.2.1 or Section 7.2.2 above arising from the negligence or willful misconduct of Tenant or any Tenant Parties shall be repaired by Landlord, and Tenant shall pay Landlord the cost thereof (or, if covered by Landlord’s insurance, Tenant shall pay any commercially reasonable deductible in connection therewith), including a reasonable percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements, within thirty (30) days after receipt of an invoice therefor. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to any equipment located in the Premises as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided that Landlord provides reasonable prior notice to Tenant (except in the event of an emergency).

7.3 Waiver. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which materially and adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make interior, cosmetic or decorative, non-structural Alterations without Landlord’s prior consent, provided that such Alterations (a) cost less than Twenty-Five Thousand Dollars ($25,000.00) per project, and (b) prior to commencing any such Alterations, Tenant provides Landlord with not less than ten (10) business days’ prior written notice thereof, which shall include a copy of any governmental permits required to complete such Alterations. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, and the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term. At the time Tenant requests Landlord’s consent to the construction or installation of any Alteration, Tenant may also request in writing whether Landlord will require all or portions of such Alteration to be removed by Tenant at the expiration or earlier termination of this Lease, and Landlord shall advise Tenant at the time it provides its consent (if consent is granted by Landlord) whether all or any part of such Alteration must be removed, and Tenant will not be required to remove such Alteration that Landlord has notified Tenant in writing does not have to be removed. Tenant shall construct any Alterations and perform all repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located all in conformance with Landlord’s construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord’s reasonable requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors, and (ii) sign Landlord’s reasonable standard contractor’s rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to Landlord’s then current standard fee to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of such work.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s contractor carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.

8.5 Landlord’s Property.

8.5.1 All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall, except to the extent the same constitutes Tenant’s personal property, be and become the property of Landlord; provided, however, that Landlord may, by written notice to Tenant given at the time Landlord approves such Alterations or other improvements, require Tenant, at Tenant’s expense, to remove such Alterations and/or improvements at the expiration or earlier termination of this Lease, repair any damage to the Premises caused by such removal, and return the affected portion of the Premises to substantially the condition existing prior to the installation of such Alterations or improvements or, at Landlord’s election, to a building-standard tenant improved condition as reasonably determined by Landlord. Notwithstanding the foregoing, however, Landlord agrees that, unless the same are made in connection with Tenant’s subleasing of less than the entirety of the Premises or otherwise separately demising any portion of the Premises (i.e., creating a multi-tenant Building) (in which event, Landlord reserves all rights hereunder), any Alterations and/or improvements that constitute customary general office improvements to the interior of the Premises, and result in a customary general office layout (i.e., improvements and a layout usable by a typical office tenant, without significant demolition or other alterations), all as reasonably determined by Landlord, shall not be required to removed by Tenant at the expiration or earlier termination of this Lease.

8.5.2 If, as and to the extent required by Section 8.5.1 above, Tenant fails to complete any removal and/or to repair any damage caused by the removal of any Alterations or improvements and return the affected portion of the Premises to substantially the condition existing immediately prior to construction of such Alterations or, if elected by Landlord, to a building standard tenant improved condition as reasonably determined by Landlord, prior to the expiration or earlier termination of this Lease, Landlord may do so and charge the cost thereof to Tenant. Without limiting the generality of Tenant’s obligations set forth in Section 10.1 below, Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien actually and proximately caused by the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration of the Lease Term or any earlier termination of this Lease. Notwithstanding the foregoing, Tenant shall not be required to remove any Alterations that Landlord has previously granted consent for and indicated in writing that removal at the end of the Lease Term is not required.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any Claims (as defined in Section 10.1.2 below) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Requirements) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Notwithstanding the foregoing, Tenant shall have the right to contest any lien, provided that Tenant shall (a) within such ten (10) business-day period, provide Landlord adequate security for, or otherwise bond off, the lien or claim, (b) contest the lien or other claim in good faith by appropriate proceedings that operate to stay its enforcement, and (c) pay promptly any final adverse judgment entered in any such proceeding. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project and Premises.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver.

10.1.1 Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except (a) to the extent such injury, death or damage is caused by the negligence of any Landlord Party and not covered by (i.e., exceeding the coverage limits) the insurance required to be carried by Tenant hereunder (provided that, if covered by the insurance required to be carried by Tenant hereunder, then Landlord shall pay a portion of any commercially reasonable deductible in connection therewith, equal to the portion of such injury, death or damage that arises from the negligence of Landlord or any Landlord Parties), or by any willful misconduct of any Landlord Party or (b) to the extent such limitation on liability is prohibited by law.

10.1.2 Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Claims”) incurred in connection with or arising from (a) any cause in, on or about the Premises (including, but not limited to, a slip and fall), (b) any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project by reason of Tenant’s occupancy of the Premises (collectively, “Tenant Parties”) or (c) any breach by Tenant of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term. The foregoing indemnification shall apply regardless of the active or passive negligence of Landlord Parties and regardless of whether liability without fault or strict liability is imposed or sought to be imposed on the Landlord Parties; provided, however, that, with respect to any Landlord Party, Tenant’s obligations under this Section shall be inapplicable (i) to the extent such Claims arise from the negligence of any Landlord Party and are not covered (i.e., exceeding the coverage limits) by the insurance required to be carried by Tenant hereunder (provided that, in such event, Landlord shall pay a portion of any commercially reasonable deductible in connection therewith, equal to the portion that such Claims arise from the negligence of Landlord or any Landlord Parties), or from the willful misconduct of any Landlord Party or (ii) to the extent such obligations are prohibited by applicable law. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of the matters set forth in clauses (a) through (c) above, Tenant shall pay to Landlord its reasonable costs and expenses actually incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers’, accountants’ and attorneys’ fees.

10.1.3 Landlord shall defend, indemnify and hold harmless Tenant from and against all Claims incurred by Tenant to the extent caused by (a) the negligence of Landlord or a Landlord Party and not covered by (i.e., exceeding the coverage limits) the insurance required to be carried by Tenant hereunder (provided that, if covered by the insurance required to be carried by Tenant hereunder, then Landlord shall pay a portion of any commercially reasonable deductible in connection therewith, as more particularly described in Section 10.1.2 above) or otherwise covered by Tenant’s indemnity obligations set forth in Section 10.1.2 above, or (b) the willful misconduct of Landlord or a Landlord Party.

10.1.4 The provisions of this Section 10.1 shall survive the expiration of the Lease Term or any earlier termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Tenant’s Compliance With Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$3,000,000 each occurrence
$3,000,000 annual aggregate

Personal Injury Liability	$3,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured’s participation

Umbrella Liability Coverage	$5,000,000 each occurrence
$5,000,000 annual aggregate

10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all Alterations to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion.

10.3.3 Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, Landlord’s managing agent, and any other party the Landlord so specifies (“Additional Insured Parties”), as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage reduced unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord. With respect to the umbrella liability coverage, Tenant, at Tenant’s sole expense, shall procure a “per location” endorsement or equivalent reasonably acceptable to Landlord so that the general aggregate and other limits apply separately and specifically to the Premises. Tenant shall deliver to Landlord, on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof, a certification from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance), or the equivalent, provided that attached to the ACORD 25-S is an endorsement naming the Additional Insured Parties as additional insureds, which shall be binding on Tenant’s insurance company, and which shall expressly contain an unconditional obligation of the insurance company to advise all of the Additional Insured Parties in writing by certified mail, return receipt requested, at least thirty (30) days in advance of any termination or change to the policies that would affect the interest of any of the Additional Insured Parties, except that ten (10) days’ prior written notice may be given in the case of nonpayment of premiums. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

10.5 Landlord’s Insurance. Subject to reimbursement as an Operating Expense in accordance with the provisions of Article 4 hereof, Landlord shall procure and maintain in effect throughout the Lease Term of this Lease commercial general liability insurance, property insurance and/or such other types of insurance as are normally carried by reasonably prudent owners of commercial properties substantially similar to, and in the vicinity of, the Project. Such coverages shall be in such amounts, from such companies and on such other terms and conditions as Landlord may from time to time reasonably determine, and Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Premises, add additional forms of insurance as Landlord shall deem reasonably necessary, and/or obtain umbrella or other policies covering both the Premises and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated.

10.6 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. Notwithstanding anything in this Lease (including the Tenant Work Letter) to the contrary, the parties each hereby waive all rights and claims against each other for such losses due to a risk that would be covered by the waiving party’s property insurance or such additional property coverage as the waiving party may actually carry. Landlord and Tenant further waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease shall be subject to the waiver and release contained in this Section 10.5.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Exterior Areas shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Exterior Areas. Such restoration shall be to substantially the same condition of the Base Building and the Exterior Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project or any other modifications to the Exterior Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under clauses (ii) and (iii) of Section 10.3.2 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within forty-five (45) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Exterior Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the extent to which Tenant’s use of the Premises is diminished. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date, reasonably estimated by Tenant’s contractor or architect (“Tenant’s Construction

Representative”), to be the date that (subject to Force Majeure, as defined in Section 30.16 below) repairs to the Premises should be completed by Tenant assuming Tenant uses reasonable due diligence in connection therewith. provided that such date shall not exceed one (1) year from the date of the fire or other casualty.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant at least sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s architect’s or contractor’s reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project or ground lessor with respect to the Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies (other than deductibles), unless in an instance described in the foregoing clauses (ii) or (iii), the cost to repair is less than three percent (3%) of the replacement cost of the Building, in which event Landlord shall not have the option to terminate this Lease; or (iv) the damage occurs during the last twelve (12) months of the Lease Term; and such damage cannot be repaired within thirty (30) days after the date of discovery of the damage, provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Tenant’s Construction Representative, be completed within two hundred seventy (270) days after being commenced, Tenant may elect, no earlier than thirty (30) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than ninety (90) days after the date such notice is given by Tenant.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation (each of the foregoing, a “Taking”), and in any such event the remainder of the Premises, Building or Project cannot be restored to a condition reasonably suitable for Tenant’s business needs within one hundred eighty (180) days from the date of the Taking, then either party shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. In addition, if more than twenty-five percent (25%) of the rentable square feet of the Premises is subject to a Taking, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If there shall be a Taking pursuant to which this Lease is not terminated as provided above, then this Lease shall continue, but Landlord shall, with due diligence, restore the relevant portion of the Premises as speedily as practical to its condition before the Taking, provided that Landlord shall not be obligated to spend more than the amount of the award paid to Landlord for the Taking in order to complete such restoration, and Landlord shall not be responsible for restoring any of Tenant’s fixtures, equipment or other personal property. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease

Term pursuant to the terms of this Lease, for moving expenses, and for the unamortized value (calculated on a straight-line basis over the Lease Term) of all Tenant Improvements and Alterations paid for by Tenant; provided, however, that Tenant’s right to the unamortized value of all Tenant Improvements and Alterations paid for by Tenant is subordinate to the rights of any Security Holders (as defined in Article 18 below), and shall be permitted only to the extent that the award is not required to be paid by Landlord to satisfy any indebtedness then owing by Landlord to any Security Holders. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be equitably abated for the period of such taking in proportion to the extent to which Tenant’s use of the Premises is diminished. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers”, any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”, and any person by whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferor”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer (the “Contemplated Effective Date”), which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, and the contemplated length of the term of such contemplated Transfer (the “Contemplated Transfer Term”); (ii) a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such

Transferee’s business and proposed use of the Contemplated Transfer Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord (not to exceed $2,500 per proposed Transfer, unless there is a dispute in connection with the proposed Transfer, in which event the provisions of Section 30.23 below shall apply), within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Subject to Landlord’s rights set forth in Section 14.4 below, Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Contemplated Transfer Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Project;

14.2.2 The Transferee intends to use the Contemplated Transfer Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof or a nonprofit organization;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested; or

14.2.5 The proposed Transferee is a Prohibited Person, as defined in Section 30.21 below.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Requirements, on behalf of the proposed Transferee.

14.3 Transfer Premium.

14.3.1 With respect to any Transfer requiring Landlord’s consent, if Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord sixty percent (60%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” means (i)(a) in the case of an assignment, any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee on account of such assignment, and (b) in the case of any other Transfer, all rent, additional rent or other consideration paid by the Transferee to the Transferor pursuant to such Transfer in excess of the base rent and additional rent payable by such Transferor during the term of the Transfer on a per rentable square foot basis, minus (ii) any brokerage commissions (not to exceed commissions typically paid in the market at the time of such subletting or assignment) and reasonable attorneys’ fees paid by Transferor in connection with the Transfer and reasonable costs of tenant improvements incorporated into the Premises and paid for by Tenant (whether directly or by an allowance) in connection with the Transfer (up to, in the case of such tenant improvements, a maximum of Two Dollars and Fifty Cents ($2.50) per rentable square foot in the Contemplated Transfer Space) (“Recoverable Expenses”). For purposes of calculating the Transfer Premium in connection with a sublease, the Recoverable Expenses shall be deducted, on an amortized basis, without interest, over the term of the sublease. Payment of the portion of the Transfer Premium due Landlord hereunder shall be a joint and several obligation of Tenant and the Transferee, and shall be made to Landlord as follows: (1) in the case of an assignment, the Transferor shall pay the portion of the Transfer Premium to Landlord within ten (10) days after the Transferor receives the consideration described in clause (i)(a) above; and (2) in the case of any other Transfer, concurrent with the Transferee’s monthly payment of base rent, the Transferee shall pay directly to Landlord sixty percent (60%) of the amount by which the rent, additional rent or other consideration received from the Transferee for such month exceeds (x) the base rent and additional rent payable by the applicable Transferor for said month which is allocable to the Contemplated Transfer Space, plus (y) the amortized amount of Recoverable Expenses allocated to such month, unless such Recoverable Expenses are waived by Transferor pursuant to Section 14.3.2 below.

14.3.2 Within ninety (90) days after the effective date of any Transfer, Transferor shall provide Landlord a written statement, together with reasonably detailed invoices therefor, certifying the total amount of Recoverable Expenses in connection with any Transfer and Tenant’s calculation of the Transfer Premium. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant, and any other Transferor, relating to a Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found to be understated, Tenant shall, within ten (10) days after demand, pay the deficiency; and, if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit.

14.4 Landlord’s Option as to Contemplated Transfer Space. Notwithstanding anything to the contrary contained in this Article 14, in the case of a proposed assignment of this Lease, or any sublease of all or substantially all of the Premises, to any party other than a Permitted Transferee, where the Contemplated Transfer Term is longer than one-half ( 1/2) of the then remaining Lease Term, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice (“Recapture Notice”), to recapture the Contemplated Transfer Space; provided, however, that, (a) for purposes of this Section 14.4 only, the Transfer Notice submitted by Tenant need only include the information described in clauses (i) and (ii) of Section 14.1 above; and (b) if Landlord so elects to recapture the Contemplated Transfer Space, then Tenant shall have the right, by written notice to Landlord given within five (5) days after receipt of the Recapture Notice, to rescind the Tenant’s Notice, in which case this Lease shall continue in full force and effect. If Landlord recaptures the Contemplated Transfer Space, this Lease shall be canceled and terminated with respect to such Contemplated Transfer Space as of the Contemplated Effective Date; and if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. In addition, upon any such recapture by Landlord, Tenant shall be relieved of the obligation to remove any Alterations or Tenant Improvements from the Contemplated Transfer Space upon the termination of this Lease, as may otherwise be set forth in Section 8.5 above or Section 5.5 of the Tenant Work Letter. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14, including, but not limited to, the requirement that Tenant obtain Landlord’s prior consent to any proposed Transfer following submission of a complete Transfer Notice as set forth in Section 14.1 above. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Contemplated Transfer Space.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include the following (a “Change in Control”): (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Contemplated Transfer Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease (after applicable notice and cure periods), Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, if Tenant is not then in default of this Lease (beyond applicable notice and cure periods), Tenant may assign this Lease or sublet any portion of the Premises (hereinafter, collectively, referred to as a “Permitted Transfer”) in connection with a Change in Control and/or to (a) an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (b) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization, or (c) an entity which acquires all or substantially all of Tenant’s assets or stock (collectively, “Permitted Transferees”, and, individually, a “Permitted Transferee”); provided that (i) at least ten (10) business days prior to the Transfer, Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of the sublease or instrument of assignment and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Section 14.8, (ii) at least ten (10) business days prior to the Transfer, Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which, in the case of an assignment, such entity assumes all of Tenant’s obligations under this Lease with respect to the Contemplated Transfer Space, and, in the case of a sublease, such entity agrees to sublease the Contemplated Transfer Space subject to this Lease, (iii) in the case of a Transfer pursuant to clause (b) above or any Change in Control, the successor entity (including Tenant, following a “reverse triangular merger” or other similar transaction) must have a net worth (computed in accordance with generally accepted accounting principles, except that intangible assets such as goodwill, patents, copyrights, and trademarks shall be excluded in the calculation (“Net Worth”)) at the time of the Transfer that is at least equal to the Net Worth of Tenant immediately prior to such Transfer, and (iv) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Article 14. “Control,” as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Condition of Premises. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of Section 8.5 above and this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession, with all of Tenant’s Repair Obligations performed to Landlord’s reasonable satisfaction, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder, damage by fire or other casualty, condemnation, Hazardous Substances (other than those released by Tenant at the Premises), and any Tenant Improvements or Alterations that Landlord states may be surrendered at the termination of this Leases excepted. Without limiting the generality of the foregoing (but subject to Landlord’s obligations set forth in Article 7 above), prior to surrender of the Premises, Tenant shall caused to be performed, at Tenant’s sole cost and expense, all Building Systems, including all HVAC equipment, to be audited, serviced and repaired by a reputable and licensed service firm reasonably acceptable to Landlord. If Tenant fails to surrender possession of the Premises to Landlord in accordance with this Section 15.2, then, in addition to all of Landlord’s other rights and remedies, Landlord may, but need not, perform the required repairs, replacements and other work in and to the Premises, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such work, within ten (10) days after receipt of an invoice therefor.

15.3 Removal of Property. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises the following items, and shall restore the Premises to its condition prior to their installation, including, without limitation, repairing all damage caused by the installation or removal of any of the following items: (a) all debris and rubbish, (b) such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and (c) any Alterations that Landlord elects to be removed pursuant to Section 8.5 above. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election: (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects to consider such property abandoned, Tenant shall be liable to Landlord for the costs of: (1) removal of any such Alterations or personal property described in clause (b) above, (2) storage, transportation, and disposition of the same, and (3) repair and restoration of the Premises, together with interest thereon at the Interest Rate from the date of expenditure by Landlord.

15.4 Survival. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant contained in this Article 15 shall survive the expiration of the Lease Term or any earlier termination of this Lease.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with the express written consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Tenant shall pay Base Rent at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, without the express written consent of Landlord, Tenant shall be a tenant at sufferance only, for the entire Premises upon all of the terms and conditions of this Lease as might be applicable to such tenancy; provided, however, that, as liquidated damages and not as a penalty, Tenant shall pay Base Rent at a monthly rate equal to the greater of (a) one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease; or (b) the then Market Rate (as defined in Article 31 below) for the Premises. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all Claims resulting from such failure, including, without limiting the generality of the foregoing, any Claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS

17.1 Tenant Estoppel Certificates. Within twenty (20) days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate within the initial period and within five (5) business days after Tenant’s receipt of a second written notice for such estoppel certificate shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

17.2 Financial Statements. Within twenty (20) days after Landlord’s written request therefor, Tenant shall deliver to Landlord the current audited annual and quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year’s financial statements, each with an opinion of a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases (each, a “Security Holder”), require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever (except to the extent expressly provided in this Lease), to the Security Holder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or Security Holder or ground lessor, and to recognize such purchaser or Security Holder or ground lessor as the lessor under this Lease, provided such Security Holder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any Security Holder. Without limiting the generality of the foregoing, Tenant shall, within ten (10) business days of request by Landlord from time to time, execute such commercially reasonable instruments as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Notwithstanding the foregoing, the subordination of this Lease to any future ground or underlying lease, mortgage or trust deed and Tenant’s agreement to attorn to any such Security Holder or any successors thereto shall be contingent upon Tenant’s having received from the applicable Security Holder a written recognition agreement in the commercially reasonable form of such Security Holder, providing that Tenant’s rights and interests under this Lease shall not be disturbed in the event of any foreclosure of such mortgage or deed of trust or termination of such ground or underlying lease, so long as a default by Tenant (after applicable notice and cure periods) does not exist.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid to Landlord under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after receipt of Landlord’s written notice; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment of the Premises by Tenant (as defined in California Civil Code Section 1951.3) or the vacation of all or a substantial portion of the Premises without Tenant’s providing a commercially reasonable level of security and other commercially reasonable measures to minimize vandalism, criminal activity and waste, or where coverage of Landlord’s property insurance is jeopardized; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after receipt of written notice from Landlord; or

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided under Section 1161 of the California Code of Civil Procedure, and shall be deemed to satisfy the requirement, if any, that notice be given pursuant to such section, provided that any notices given by Landlord under this Section 19.1 are given in the manner provided in Section 1162 of the California Code of Civil Procedure.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, in the manner provided by law, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a) The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions reasonably allocable to the remainder of the Term of this Lease and advertising expenses incurred, expenses of restoring the Premises or any portion thereof to the condition required by Section 15.1, and Landlord’s costs in retaking possession of the Premises; and

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all Rent required to be paid by Tenant pursuant to the terms of this Lease. As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate (as set forth in Article 26 of this Lease), but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5 Landlord Defaults. Landlord shall not be in default hereunder unless Landlord fails to begin and thereafter pursue with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. If Landlord is in default of Landlord’s repair obligations hereunder and has failed to perform such obligation within said thirty (30) day period, unless the nature of the work is such that more than thirty (30) days are reasonably required for performance and Landlord has commenced and is proceeding with due diligence to complete such work (or, in the event of an emergency posing an imminent threat to persons or property, then after such notice to Landlord as is reasonable under the circumstances) then Tenant may perform such work and bill Landlord for the reasonable cost thereof. Landlord shall pay for the reasonable cost of such work, together with interest thereon at the Interest Rate from the date of Landlord’s default, within thirty (30) days after completion of the work and receipt of written demand for payment from Tenant, together with reasonable supporting documentation for such costs. Except as expressly provided in this Lease or except in the case of constructive eviction (as evidenced by a final, unappealable judgment by a court of competent jurisdiction), in no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease, and Tenant hereby waives such remedies of termination and rescission and agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to Tenant’s termination of this Lease as a result of a default by Landlord, Tenant will give notice and a reasonable time to cure any such default by Landlord to any Security Holder of which Tenant has been given notice.

ARTICLE 20

RIGHTS RESERVED TO LANDLORD

In addition to any and all other rights reserved by Landlord hereunder, Landlord may exercise at any time any of the following rights respecting the operation of the Project:

20.1 Reserved.

20.2 Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant permanently vacates the Premises, without relieving Tenant of any obligation to pay Rent.

20.3 Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

20.4 Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within a reasonable time after such receipt or collection a check equal to the amount sent by Tenant.

20.5 Repairs and Alterations. To make repairs or alterations to the Project and, in doing so, transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of Exterior Areas; provided that, subject to the next succeeding sentence, Landlord shall, in connection with the foregoing work, use commercially reasonable efforts to minimize interference with Tenant’s business in the Premises. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

20.6 Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

20.7 Use of Roof. To install, operate, maintain and repair any satellite dish, antennae, equipment, or other facility on the roof of the Building or to use the roof of the Building in any other manner, or to allow any entity selected by Landlord to undertake the foregoing, provided that such installation, operation, maintenance, repair or use does not unreasonably interfere with Tenant’s use of the Premises.

20.8 Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building and the Project,

provided that Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s use of the Premises.

ARTICLE 21

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 22

SECURITY DEPOSIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 7 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, within five (5) business days after receipt of demand therefor, restore the Security Deposit to its original amount, and Tenant’s failure to do so shall, at Landlord’s option, be a default under this Lease with no opportunity to cure. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the later to occur of (a) the expiration of the Lease Term or (b) Tenant’s vacation and surrender of the Premises in accordance with the requirements of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute, and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s default of this Lease, as amended hereby, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

ARTICLE 23

INTENTIONALLY OMITTED

ARTICLE 24

SIGNS

24.1 Signage Rights. Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays, graphic, decor or other advertising or communicative material which is visible from the exterior of the Building without Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed; provided, however, that Tenant shall have the exclusive right to install one (1) monument sign for the Building and one (1) sign on the exterior of the Building facing Plumeria Drive (or such other side of the Building as Landlord and Tenant may mutually agree) (collectively, “Tenant’s Signage Rights”) in accordance with Landlord’s signage standards in effect at the time and all Applicable Requirements. The material, typeface, graphic format and proportions of Tenant’s signs, as well as the precise location of such signs, shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed. Tenant, at its expense, shall be responsible for obtaining all approvals for such signs and for obtaining and installing such signs. The failure of Tenant to obtain such approvals shall not release Tenant from any of its obligations under this Lease. Any approved signs shall strictly conform to all Applicable Requirements and shall be installed and removed at Tenant’s expense. Tenant, at its sole expense, shall maintain such signs in good condition and repair during the Term. Prior to the expiration or earlier termination of this Lease, Tenant at its sole cost shall remove all of its exterior signage and repair any and all damage caused to the Building and/or Project (including and fading or discoloration) by such signs and/or the removal of such signs from the Building and/or Project.

24.2 Rights Personal to Tenant. Tenant’s Signage Rights are personal to, and may be exercised only by, NETGEAR, INC., a Delaware corporation (the “Original Tenant”) or a Permitted Transferee (and not by any other assignee, sublessee or Transferee of Tenant’s interest in this Lease), and only so long as the Original Tenant or Permitted Transferee continues to occupy at least fifty percent (50%) of the Premises.

ARTICLE 25

COMPLIANCE WITH LAW; HAZARDOUS SUBSTANCES

25.1 Compliance with Laws. Tenant shall not do anything or permit anything to be done in or about the Premises or the Project which will in any way conflict with any Applicable Requirements that may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such Applicable Requirements, except as otherwise expressly provided herein. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations, except as otherwise expressly provided herein. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with Applicable Requirements; provided, however, that, unless necessitated by Tenant’s particular use of the Premises, the particular manner in which Tenant conducts business in the Premises or any Alterations to the Premises made by or on behalf of Tenant, Tenant shall have no obligation to make (a) capital improvements (as determined by generally accepted accounting principles) to the Premises to comply with Applicable Requirements, if the cost of such improvements will exceed Twenty-Five Thousand Dollars ($25,000.00); or (b) regardless of cost, any improvements to the Building Structure to comply with Applicable Requirements. If any capital improvements to the Premises are required to comply with Applicable Requirements, and such improvements are not Tenant’s responsibility pursuant to the preceding sentence, then Landlord shall perform such capital improvements, in which event Tenant shall pay the first Twenty-Five Thousand Dollars ($25,000.00) of costs relating to such improvements, and the remainder of such compliance costs shall be included as an Operating Expense hereunder as an “Included Capital Item”, subject to the provisions of Section 4.2.3 hereof. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said Applicable Requirements shall be conclusive of that fact as between Landlord and Tenant.

25.2 Hazardous Substances; Mold Conditions.

25.2.1 Prohibition Against Hazardous Substances.

(a) Tenant shall not cause or permit any Hazardous Substances (as defined below) to be brought upon, produced, treated, stored, used, discharged or disposed of in or near the Project without Landlord’s prior written consent, which Landlord may give or withhold in its sole discretion. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all Applicable Requirements. Tenant shall be solely responsible for obtaining and complying with all permits necessary for the maintenance and operation of its business, including, without limitation, all permits governing the use, handling, storage, treatment, transport, discharge and disposal of Hazardous Substances. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any Claims (including, without limitation, diminution in value of the Premises or the Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or the Project, damages arising from any adverse impact on marketing of space in the Project, Remedial Work (as defined below), and sums paid in settlement of claims) which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Premises during the Term and on or about the Project outside of the Premises by Tenant or any Tenant Parties, unless and to the extent such Claim arises as a result of (i) the negligence of Landlord or any Landlord Party, and is not covered by (i.e., exceeding the coverage limits) the insurance required to be carried by Tenant hereunder (provided, however, that, if covered by the insurance required to be carried by Tenant hereunder, then Landlord shall be responsible for such portion [i.e., the portion of the Claim that arises from the negligence of Landlord or any Landlord Parties] of any commercially reasonable deductible in connection therewith), or (ii) the willful misconduct of any Landlord Party, or to the extent such limitation on liability is prohibited by law.

(b) Landlord shall have the right, at any time, but not more than two (2) times in any calendar year (unless Landlord has reasonable cause to believe that Tenant has failed to fully comply with the provisions of this Section 25.2, or unless required by any lender or governmental agency), to inspect the Premises and conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 25.2. The costs of all such inspections, tests and investigations shall be borne solely by Tenant. The foregoing rights granted to Landlord shall not, however, create (i) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant or any Tenant Party with respect to Hazardous Substances, including, but not limited to, Tenant’s operation, use or remediation thereof, or (ii) liability on the part of Landlord or any Landlord Party for Tenant’s use, storage, treatment, transportation, release, or disposal of any Hazardous Substances, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

25.2.2 Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning environmental issues at the Premises or the Project, including, without limitation, documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any claims, causes of action or other legal documents related to same. Within twenty-four (24) hours of any unauthorized release, spill or discharge of Hazardous Substances, in, on, or about the Premises or Project, Tenant shall provide written notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant to any regulatory agency as a result of or in connection with the unauthorized release, spill or discharge. Within twenty-four (24) hours of receipt by Tenant of any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant’s actual or alleged failure to comply with any environmental law, rule, regulation, ordinance or permit, Tenant shall provide written notice to Landlord.

25.2.3 Remedial Work. If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Substances (collectively, “Remedial Work”) is required under any Applicable Requirements as a result of the handling, use, storage, treatment, transportation or disposal of any Hazardous Substances by Tenant or any Tenant Party, then Tenant shall perform or cause to be performed the Remedial Work in compliance with Applicable Requirements or, at Landlord’s option, Landlord may cause such Remedial Work to be performed and Tenant shall reimburse Landlord for the reasonable costs thereof within thirty (30) days after demand therefor. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer and Landlord’s reasonable attorneys’ and experts’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

25.2.4 Hazardous Substances Disclosure Certificate. Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord a Hazardous Materials Disclosure Certificate (“Initial Disclosure Certificate”), a fully completed copy of which is attached hereto as Exhibit G and incorporated herein by this reference. The completed Hazardous Substances Disclosure Certificate shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. Tenant shall, on each anniversary of the Lease Commencement Date and at such other times as Tenant desires to handle, produce, treat, store, use, discharge or dispose of new or additional Hazardous Substances on or about the Premises that were not listed on the Initial Disclosure Certificate, complete, execute and deliver to Landlord an updated Disclosure Certificate (each, an “Updated Disclosure Certificate”) describing Tenant’s then current and proposed future uses of Hazardous Substances on or about the Premises, which Updated Disclosure Certificates shall be in the same format as that which is set forth in Exhibit G or in such updated format as Landlord may reasonably require from time to time. Tenant shall deliver an Updated Disclosure Certificate to Landlord not less than thirty (30) days prior to the date Tenant intends to commence the manufacture, treatment, use, storage, handle, discharge or disposal of new or additional Hazardous Substances on or about the Premises, and Landlord shall have the right to approve or disapprove such new or additional Hazardous Substances in its sole and absolute discretion. Tenant shall make no use of Hazardous Substances on or about the Premises except as described in the Initial Disclosure Certificate or as otherwise approved by Landlord in writing in accordance with this Section 25.2.

25.2.5 Mold.

(a) Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”). Tenant will, at its sole cost and expense keep and maintain the Premises in good order and condition in accordance with the Mold Prevention Practices and acknowledges that the control of moisture and prevention of mold within the Premises, are integral to its obligations under this Lease.

(b) Tenant, at its sole cost and expense, shall:

(1) Regularly monitor the Premises for the presence of mold and any conditions that reasonably can be expected to give rise or be attributed to mold or fungus including, but not limited to, observed or suspected instances of water damage, condensation, seepage, leaks or any other water penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (the “Mold Conditions”); and

(2) Immediately notify Landlord in writing if it observes, suspects, has reason to believe mold or Mold Conditions at the Premises.

(c) In the event of suspected mold or Mold Conditions at the Premises, Landlord may cause an inspection of the Premises to be conducted, during such time as Landlord may designate, to determine if mold or Mold Conditions are present at the Premises.

25.2.6 Surrender. Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of (a) mold or Mold Conditions caused or exacerbated by the negligent or intentional acts or omissions of Tenant or any Tenant Parties, and free of debris and waste, and (b) Hazardous Substances placed on, about or near the Premises by Tenant or any Tenant Parties, and in a condition which complies with all Environmental Laws and any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises, the Building or the Project, including, without limitation, the obtaining of any closure permits or other governmental permits or approvals related to Tenant’s use of Hazardous Substances in or about the Premises. Tenant’s obligations and liabilities pursuant to the provisions of this Section 25.2 shall be in addition to any other surrender requirement in this Lease and shall survive the expiration of the Lease Term or any earlier termination of this Lease. If it is determined by Landlord that the condition of all or any portion of the Premises and/or the Project is not in compliance with the provisions of this Lease with respect to Hazardous Substances, including, without limitation, all Environmental Laws, at the expiration or earlier termination of this Lease, then at Landlord’s sole option, Landlord may require Tenant to hold over possession of the Premises (which shall be deemed to be with Landlord’s permission) until Tenant can surrender the Premises to Landlord in the condition in which the Premises existed as of the Lease Commencement Date and prior to the appearance of such Hazardous Substances except for normal wear and tear, including, without limitation, the conduct or performance of any closures as required by any Environmental Laws. For purposes of this Lease, the terms “normal wear and tear”, “reasonable wear and tear” or similar phrases shall not include any deterioration in the condition or diminution of the value of any portion of the Premises and/or the Project in any manner whatsoever related to directly, or indirectly, Hazardous Substances. Any such holdover by Tenant will be with Landlord’s consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to the provisions of Article 16 of this Lease.

25.2.7 Definitions. As used in this Lease, the following terms shall be defined as follows:

(a) “Hazardous Substances” means (1) any substance or material that is included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” or “solid waste” in any Environmental Law (as hereinafter defined); (2) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (3) polychlorinated biphenyls (PCB’s); (4) asbestos and asbestos containing materials (whether friable or non-friable); (5) lead and lead based paint or other lead containing materials (whether friable or non-friable); (6) urea formaldehyde; (7) microbiological pollutants; (8) batteries or liquid solvents or similar chemicals; (9) radon gas; (10) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; and (11) any additional substance, material or waste (A) the presence of which on or about the Premises (i) requires reporting, investigation or remediation under any Environmental Laws, (ii) causes or threatens to cause a nuisance on the Premises or any adjacent area or property or poses or threatens to pose a hazard to the health or safety of persons on the Premises or any adjacent area or property, or (iii) which, if it emanated or migrated from the Premises, could constitute a trespass, or (B) which is now or is hereafter classified or considered to be hazardous or toxic under any Environmental Laws.

(b) “Environmental Laws” means all statutes, terms, conditions, limitations, restrictions, standards, prohibitions, obligations, schedules, plans and timetables that are contained in or promulgated pursuant to any federal, state or local laws (including rules, regulations, ordinances, codes, judgments, orders, decrees, contracts, permits, stipulations, injunctions, the common law, court opinions, and demand or notice letters issued, entered, promulgated or approved thereunder), relating to pollution or the protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including but not limited to the: Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; Clean Air Act, 42 U.S.C. 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. “Environmental Laws” shall include any statutory or common law that has developed or develops in the future regarding mold, fungus, microbiological pollutants, mildew, bacteria and/or other organic spore material. “Environmental Laws” shall not include laws relating to industrial hygiene or worker safety, except to the extent that such laws address asbestos and asbestos containing materials (whether friable or non-friable) or lead and lead based paint or other lead containing materials.

25.2.8 Survival. Tenant’s obligations under this Section 25.2 shall survive the expiration or of the Lease Term or any earlier termination of this Lease until all Claims within the scope of this Section 25.2 are fully, finally, and absolutely barred by the applicable statutes of limitations.

ARTICLE 26

LATE CHARGES

If any installment of Rent shall not be received by Landlord or Landlord’s designee within five (5) business days after Tenant’s receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to the greater of five percent (5%) of the overdue amount or $250, plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of

Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, interest shall be paid by Tenant to Landlord on any late payments of Rent that is not paid within five (5) days after the date they are due, from the date due until paid at a rate per annum (“Interest Rate”) equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 27

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

27.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

27.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations actually incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 27.1; and (ii) sums equal to all reasonable expenditures made and obligations actually incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant’s obligations under this Section 27.2 shall survive the expiration of the Lease Term or any earlier termination of this Lease.

ARTICLE 28

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and, except in the case of an emergency, upon reasonable notice to Tenant (which need not be in writing) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 28, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform (after applicable notice and cure periods). Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business and/or lost profits occasioned thereby, provided that the foregoing shall not limit Landlord’s liability, if any, pursuant to applicable law for personal injury and property damage to the extent caused by (a) the negligence of Landlord or any Landlord Parties and not covered by (i.e., exceeding the coverage limits) the insurance required to be carried by Tenant hereunder (provided that, if covered by the insurance required to be carried by Tenant hereunder, then Landlord shall pay a portion of any commercially reasonable deductible in connection therewith equal to the portion of such injury or damage that arises from the negligence of Landlord or any Landlord Parties), or (b) the willful misconduct of Landlord or any Landlord Parties. Provided that Landlord employs commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with entries into the Premises, Tenant hereby waives any claims for any loss of occupancy or quiet enjoyment of the Premises in connection with such entries. In connection with Landlord’s entry into the Premises, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. Notwithstanding any provision of this Lease to the contrary, Landlord agrees that, subject to Tenant’s compliance with its obligations pursuant to this Article 28 below, Landlord shall follow Tenant’s commercially reasonable security requirements in connection with any entry by Landlord into the Premises. If Tenant requires that all persons entering the Premises shall be attended by a representative of Tenant, Tenant shall make a representative available upon 24 hours’ prior telephone notice by Landlord. In the event of an emergency, however, Landlord shall use good faith efforts to follow Tenant’s security requirements, but Landlord will be required to give only such notice that it in good faith believes is feasible under the circumstances and need not wait to be accompanied by Tenant or its employees or representatives (although these parties may still accompany Landlord if they are available and wish to do so).

ARTICLE 29

TENANT PARKING

Tenant shall have the non-exclusive right to park in the Project’s parking facilities upon terms and conditions, as may from time to time be established by Landlord. Tenant agrees not to use more than the number of unassigned parking stalls set forth in Section 9 of the Summary, and agrees to cooperate reasonably with Landlord in the use of the parking facilities. Tenant’s use of the parking facilities shall be at no charge, provided that Landlord shall have the right to charge

Tenant the portion that Landlord reasonably deems allocable to Tenant of any charges (e.g., fees or taxes) imposed by the Regional Air Quality Control Board or other governmental or quasi-governmental agency in connection with the parking facilities (e.g., in connection with operation or use of the parking facilities). Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or if any parking charges are imposed as a result of) any moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body. Tenant’s continued right to use the parking stalls is conditioned upon Tenant’s abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project’s parking facilities), Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease (after applicable notice and cure periods). Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities. Tenant’s rights hereunder are subject to the terms of any Underlying Documents. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. Tenant’s parking rights pursuant to this Article 29 are solely for the benefit of Tenant’s own personnel and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.

ARTICLE 30

MISCELLANEOUS PROVISIONS

30.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections. Unless the context clearly requires otherwise, (a) the plural and singular numbers will each be deemed to include the other; (b) the masculine, feminine, and neuter genders will each be deemed to include the others; (c) “shall,” “will,” “must,” “agrees,” and “covenants” are each mandatory; (d) “may” is permissive; (e) “or” is not exclusive; and (f) whenever the words “include,” “includes” or “including” are used in this Lease, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

30.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

30.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

30.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

30.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability thereafter accruing under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer, provided that such transferee shall have fully assumed and agreed in writing to be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit and the provision of any remaining portions of the Tenant Improvement Allowance, and Tenant shall attorn to such transferee.

30.6 Prohibition Against Recording. Except as provided in Section 30.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

30.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

30.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

30.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

30.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

30.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

30.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

30.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project and any rental, sales, insurance and condemnation proceeds thereof actually received by Landlord and not subject to any superior rights of third parties. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 30.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

30.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

30.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

30.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant or Landlord pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure; provided, however, that nothing contained in this Section 30.16 shall (a) permit Tenant to holdover in the Premises after the expiration or earlier termination of this Lease, or (b) relieve Tenant from any obligation required to be performed by Tenant hereunder if Tenant’s failure to perform such obligation would constitute a breach under Article 5 or Article 25 above, or would interfere with any other tenant of the Project’s use, occupancy or enjoyment of its respective premises or the Project.

30.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

30.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) business days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

BRE/Plumeria, LLC

1810 Gateway Drive, Suite 150

San Mateo, CA 94404

Attn: Market Officer

and

Blackstone Real Estate Advisors

345 Park Avenue

New York, NY 10154

Attn: Marshall Findley, Managing Director

and

Coblentz Patch Duffy & Bass, LLP

One Ferry Building, Suite 200

San Francisco, CA 94111

Attention: Alan C. Gennis, Esq.

30.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

30.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

30.21 Tenant Representations and Warranties. Tenant hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration of the Lease Term or any earlier termination of this Lease. Tenant shall re-certify such representations and warranties to Landlord periodically, upon Landlord’s reasonable request.

30.21.1 If Tenant is an entity, Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business in the state in which the Premises are located and the persons executing this Lease on behalf of Tenant have the full right and authority to execute this Lease on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity. Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Tenant, enforceable in accordance with its terms.

30.21.2 Tenant has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (d) suffered the attachment or other judicial seizure of all or substantially all of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

30.21.3 To Tenant’s current, actual knowledge, Tenant is not in violation of any Anti-Terrorism Law;

30.21.4 To Tenant’s current, actual knowledge, Tenant has not, as of the date hereof, received actual written notice that Tenant is:

(a) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

30.21.5 neither Tenant nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person.

As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time. “Prohibited Person” is defined as (1) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (2) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (3) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

30.22 Landlord Representations and Warranties. Landlord hereby makes the following representations and warranties, each of which is material and being relied upon by Tenant, is true in all respects as of the date of this Lease, and shall survive the expiration of the Lease Term or any earlier termination of this Lease.

30.22.1 If Landlord is an entity, Landlord is duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business in the state in which the Premises are located and the persons executing this Lease on behalf of Landlord have the full right and authority to execute this Lease on behalf of Landlord and to bind Landlord without the consent or approval of any other person or entity. Landlord has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Landlord, enforceable in accordance with its terms.

30.22.2 Landlord has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets, (d) suffered the attachment or other judicial seizure of all or substantially all of its assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

30.22.3 To Landlord’s current, actual knowledge, neither Landlord nor any affiliate or subsidiary of Landlord, is in violation of any Anti-Terrorism Law.

30.22.4 To Landlord’s current, actual knowledge, Landlord has not, as of the date hereof, received actual written notice that Landlord is:

(a) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law; and

30.22.5 neither Landlord nor any of its affiliates, officers, directors, shareholders, members or lease guarantor, as applicable, is a Prohibited Person.

30.23 Attorneys’ Fees. In any lawsuit, action, arbitration, quasi-judicial proceeding, administrative proceeding, or any other proceeding brought by either party to enforce any of such party’s rights or remedies under this Lease, and/or any covenant therein, including any action or proceeding for damages, unlawful detainer, declaratory relief, breach of lease, and/or any other action or proceeding to collect any payments required under this Lease, to enforce this Lease, or to quiet title against the other party, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs, expenses and disbursements in connection with such action or proceeding, including, but not limited to, all costs of reasonable investigation, and all costs associated with expert witnesses and expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party. In addition, Tenant shall pay all attorneys’ fees and other fees and costs, including, but not limited to, investigative costs and expert witness and consultant fees and costs, that Landlord incurs in enforcing any monetary obligations or covenants of Tenant under this Lease where an action or proceeding is not brought (up to a maximum of $1,000.00 per default). Tenant also shall pay all attorneys’ fees and other fees and costs, including but not limited to, investigative costs and expert witness and consultant fees and costs, that Landlord incurs in enforcing, defending, or interpreting this Lease, or otherwise protecting Landlord’s rights under this Lease, in any voluntary or involuntary bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation, or reorganization proceeding involving Tenant or this Lease, including, but not limited to, all motions and proceedings regarding or related to relief from the automatic stay, lease assumption or rejection and/or extensions of time related thereto, lease designation, use of cash collateral, claim objections, and disclosure statements and plans of reorganization.

30.24 Governing Law; Judicial Reference. This Lease shall be construed and enforced in accordance with the laws of the State of California. Landlord and Tenant agree that, other than an action by Landlord to obtain possession of the Premises or any action which seeks relief which can only be obtained by court proceeding, any action or proceeding by either of them against the other arising out of or in connection with this Lease, Tenant’s use or occupancy of the Premises, or any claim of injury or damage occurring in or about the Building or the Premises shall, upon the motion of either party, be submitted to general judicial reference pursuant to California Code of Civil Procedure Sections 638 et seq. or any successor statutes thereto. The parties shall cooperate in good faith to ensure that all necessary and appropriate parties are included in the judicial reference proceeding. The general referee shall have the authority to try all issues, whether of fact or law, and to report a statement of decision to the court. Landlord and Tenant shall use the procedures adopted by Judicial Arbitration and Mediation Services/Endispute (“JAMS”) for judicial reference (or any other entity offering judicial reference dispute resolution procedures as may be mutually acceptable to the parties), provided that the following rules and procedures shall apply in all cases unless the parties agree otherwise:

(a) The proceedings shall be heard in the City and County of San Francisco, California;

(b) The referee must be a retired judge or a licensed attorney with substantial experience in relevant real estate matters;

(c) Any dispute regarding the selection of the referee shall be resolved by JAMS or the entity providing the reference services, or, if no entity is involved, by the court with appropriate jurisdiction;

(d) The referee may require one or more pre-hearing conferences;

(e) The parties shall be entitled to discovery, and the referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge;

(f) A stenographic record of the trial shall be made, provided that the record shall remain confidential except as may be necessary for post- hearing motions and any appeals;

(g) The referee’s statement of decision shall contain findings of fact and conclusions of law to the extent applicable; and

(h) The referee shall have the authority to rule on all post-hearing motions in the same manner as a trial judge.

The statement of decision of the referee upon all of the issues considered by the referee shall be binding upon the parties, and upon filing of the statement of decision with the clerk of the court, or with the judge where there is no clerk, judgment may be entered thereon. The decision of the referee shall be appealable as if rendered by the court. This provision shall in no way be construed to limit any valid cause of action which may be brought by any of the parties.

BY INITIALING BELOW, THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND ACCEPT THAT BY CHOOSING JUDICIAL REFERENCE THEY ARE GIVING UP THE RIGHT TO A JURY TRIAL.

Landlord’s Initials	Tenant’s Initials

IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW. IN ADDITION, IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) SUBJECT TO THE FOREGOING PROVISIONS OF THIS SECTION 30.24, THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, AND (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW. THE PROVISIONS OF THIS SECTION 30.24 SHALL SURVIVE THE EXPIRATION OF THE LEASE TERM OR EARLIER TERMINATION OF THIS LEASE.

30.25 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

30.26 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

30.27 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except to the extent expressly provided in this Lease.

30.28 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or use pictures or illustrations of the Project in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

30.29 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

30.30 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants or otherwise as required to comply with law (including, without limitation, any required filings with the Securities and Exchange Commission or other governmental authorities).

30.31 Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises or any part thereof and that no representations respecting the condition of the Premises have been made by Landlord to Tenant, except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project and/or the Building. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations. Landlord shall, however, in the performance of such Renovations, use commercially reasonable efforts to minimize any disruption with Tenant’s operations in the Premises.

30.32 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation in any material respect of any material agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any Claims arising from Tenant’s breach of this warranty and representation.

30.33 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent (which will not be unreasonably withheld or delayed), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) the Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iii) any new or existing Lines servicing the Premises shall comply with all Applicable Requirements, and (iv) Tenant shall pay all costs in connection therewith. Unless otherwise instructed by Landlord (by notice to Tenant), Tenant shall, at Tenant’s sole cost and expense, prior to the expiration or earlier termination of this Lease, remove any Lines located in or serving the Premises (and repair any resulting damage).

30.34 Transportation Management. Tenant shall fully comply with all present or future governmentally-mandated programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

30.35 Development of the Project. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, so long as, in Tenant’s reasonable discretion, Tenant’s rights under this Lease (including, without limitation, Tenant’s use and occupancy of, and access to, the Premises, parking areas, and/or Project) are not impaired, impeded, or otherwise adversely affected, or Tenant’s costs or expenses payable under this Lease increased, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that Tenant’s rights under this Lease are not materially impaired, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the

Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

ARTICLE 31

OPTIONS TO EXTEND

31.1 Extension Options. Subject to the terms and conditions set forth below, Tenant shall have two (2) successive options (the “Extension Options” and, each, an “Extension Option”) to extend the Lease Term for an additional period of five (5) years each (collectively, the “Option Terms” and each, an “Option Term”), provided that Tenant shall have no right to exercise the second Extension Option, unless Tenant has properly and timely exercised the first Extension Option. If Tenant properly exercises an Extension Option hereunder, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the applicable Option Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (a) the Base Rent payable by Tenant during such Option Term shall be as calculated in accordance with Section 31.4 below, (b) Tenant shall continue to possess and occupy the Premises in their existing condition, “as is” as of the commencement of such Option Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (c) Tenant shall have no further rights to extend the Term of this Lease after the expiration of the second Option Term.

31.2 Exercise. To exercise an Extension Option, Tenant must deliver an unconditional binding notice to Landlord via certified mail or hand delivery not sooner than twelve (12) months, nor later than nine (9) months, prior to the expiration of the initial Term of this Lease or the first Option Term, as the case may be. If Tenant fails to timely give its notice of exercise with respect to any Extension Option, Tenant will be deemed to have waived such Extension Option.

31.3 Option Rent. The Base Rent payable by Tenant during any Option Term (“Option Rent”) shall equal the Market Rate (as defined below) applicable to such Option Term. As used herein, the “Market Rate” shall mean the rent, including all escalations, at which tenants, as of the commencement of the applicable Option Term, are leasing non-sublease, non-encumbered, non-equity space under then prevailing ordinary rental market practices (e.g., not pursuant to extraordinary rental, promotional deals or other concessions to tenants which deviate from what is the then prevailing ordinary practice) that is comparable in size, location and quality to the Premises for a term of five (5) years, in an arm’s length transaction, which comparable space is located in comparable office/R&D projects in San Jose, California (“Comparable Transactions”). In determining the Market Rate, the parties shall take into consideration only the following concessions: (a) rental abatement concessions, if any, being granted such tenants in such Comparable Transactions, and (b) tenant improvements or allowances provided or to be provided in such Comparable Transactions, and taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements.

31.4 Calculation of Option Rent. The Option Rent applicable to any Option Term shall be determined as follows:

31.4.1 If Tenant provides Landlord with its unconditional binding notice of exercise pursuant to Section 31.2 above, then, prior to the commencement of the Option Term, Landlord shall deliver to Tenant a good faith written proposal of the Market Rate. Within twenty-one (21) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (1) that Tenant accepts Landlord’s proposal or (2) that Tenant elects to submit the determination of Market Rate to arbitration in accordance with Sections 31.4.2 through 31.4.4 below. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Market Rate shall be binding upon Tenant.

31.4.2 If Tenant timely elects to submit the determination of Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Market Rate. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant’s notice to Landlord electing arbitration (or if Tenant accepts Landlord’s initial proposal) (the “Outside Agreement Date”), then such agreement shall constitute a determination of Market Rate for purposes of this Section, and the parties shall immediately execute an amendment to this Lease stating the Base Rent for the applicable Option Term. If Landlord and Tenant are unable to agree on the Market Rate on or before the Outside Agreement Date, then within fifteen (15) days thereafter, the parties shall meet and concurrently deliver to each other in envelopes their respective good faith estimates of the Market Rate (set forth on a net effective rentable square foot per annum basis). If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with Sections 31.4.3 and 31.4.4 below.

31.4.3 Within twenty (20) days after the exchange of estimates, Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of office/R&D properties in San Jose, California. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted estimates of the Market Rate, is the closest to the actual Market Rate as determined by the arbitrators, taking into account the requirements of Section 31.3 of this Lease. The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators. The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted estimates of the Market Rate, and shall notify Landlord and Tenant thereof. The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

31.4.4 If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the exchange of estimates, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant. If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 31.4.4. The cost of arbitration shall be paid by Landlord and Tenant equally.

31.4.5 Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 31.4, Tenant’s monthly payments of Base Rent shall be in an amount equal to the amount payable during the Term immediately preceding. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrator, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent theretofore paid.

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31.5 Rights Personal to Tenant. Tenant’s right to exercise the Extension Option is personal to, and may be exercised only by, the Original Tenant or any Permitted Transferee, and only if the Original Tenant or any Permitted Transferee continues to occupy at least seventy-five percent (75%) of the Premises at the time of such exercise. If Tenant shall assign this Lease or sublet more than twenty-five percent (25%) of the Premises (other than to a Permitted Transferee) under a sublease which is effective at any time during the final twelve (12) months of the initial Term of this Lease (or first Option Term, as the case may be), then immediately upon such assignment or subletting, Tenant’s right to exercise any future Extension Options shall simultaneously terminate and be of no further force or effect. No assignee or subtenant (other than a Permitted Transferee) shall have any right to exercise an Extension Option granted herein. In addition, if Tenant is in default under this Lease (after any applicable notice and cure period) at the time it exercises any Extension Option or at any time thereafter until the commencement of the applicable Option Term, or if Tenant has been in default under this Lease (after any applicable notice and cure period) at any time prior to its exercise of any Extension Option, Landlord shall have, in addition to all of its other rights and remedies under this Lease, the right (but not the obligation) to terminate such Extension Option and to unilaterally revoke Tenant’s exercise of such Extension Option, in which case this Lease shall expire on the Lease Expiration Date (or expiration of the first Option Term, as the case may be), unless earlier terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Term.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:		TENANT:

BRE/PLUMERIA, LLC, a Delaware limited liability company		NETGEAR, INC., a Delaware corporation

By:	/s/ John Moe	By:	/s/ Patrick C. S. Lo
	John Moe		Patrick C. S. Lo
	Managing Director		Chairman and CEO

Date of Execution:		Date of Execution: